Exhibit 99.1

Contacts:

Investors:	Media:
Patrick E. Flanigan III	Brian P. Gill
Vice President	Vice President
Investor Relations	Corporate Communications
(908) 673-9969	(908) 673-9530

CELGENE REPORTS FIRST QUARTER 2014

OPERATING AND FINANCIAL RESULTS

•                  REVLIMID® for Newly Diagnosed Multiple Myeloma Submitted in U.S. and EU

•                  Late-stage product acquisition of GED-0301 from Nogra Pharma Ltd

•                  2014 Adjusted Diluted EPS and Net Product Sales Guidance Affirmed

SUMMIT, NJ — (April 24, 2014) — Celgene Corporation (NASDAQ: CELG) reported net product sales of $1,708 million for the first quarter of 2014, a 19 percent increase from the same period in 2013.  First quarter total revenue increased 18 percent to $1,730 million compared to $1,465 million in the first quarter of 2013.  Adjusted net income for the first quarter of 2014 increased 19 percent to $705 million compared to $592 million in the first quarter of 2013.  For the same period, adjusted diluted earnings per share increased 22 percent to $1.67 from $1.37.

Based on U.S. GAAP (Generally Accepted Accounting Principles), Celgene reported first quarter of 2014 net income of $280 million or $0.66 per diluted share.  For the first quarter of 2013, net income was $385 million or $0.89 per diluted share.

“The first quarter reflected the continued strength of our product portfolio and our growth has us firmly on track to deliver on our 2014 guidance,” said Bob Hugin, Chairman and Chief Executive Officer of Celgene Corporation.  “Our longer-term growth prospects are significantly enhanced by the approval of Otezla for psoriatic arthritis and the advancement and expansion of our pipeline.”

First Quarter 2014 Financial Highlights

Unless otherwise stated, all comparisons are for the first quarter of 2014 compared to the first quarter of 2013.  The adjusted operating expense categories presented below exclude share-based employee compensation expense, upfront collaboration payments and settlement of contingent obligations.  Please see the attached Reconciliation of GAAP to Adjusted Net Income for further information.

Net Product Sales Performance

•                  REVLIMID® sales for the first quarter increased 14 percent to $1,144 million and were driven by overall market share, increased duration of therapy and geographic expansion.  U.S. sales of $642 million and International sales of $502 million increased 13 percent and 16 percent, respectively.

•                  ABRAXANE® sales for the first quarter were $185 million, a 51 percent increase.  U.S. sales of $142 million and International sales of $43 million increased 51 percent and 49 percent, respectively.  The increase in sales reflects the impact of the ongoing U.S. launch in pancreatic cancer and early launch success for pancreatic cancer in Europe.

•                  VIDAZA® first quarter sales decreased 27 percent to $148 million.  U.S. sales decreased 83 percent to $14 million reflecting the impact of a full quarter of generic competition.  International sales were $134 million and increased 14 percent from 2013.  International sales were driven by increased demand in Europe and Japan.

•                  POMALYST®/IMNOVID® sales were $136 million.  U.S. sales were $89 million and International sales were $47 million.  POMALYST®/IMNOVID® sales were driven by market share gains and increasing duration in the U.S. and the commercial launch in Europe.

•                  All other product sales, which include THALOMID®, ISTODAX® and an authorized generic of VIDAZA® drug product in the U.S., were $95 million in the first quarter of 2014 compared to $71 million for the first quarter of 2013.

Research and Development (R&D)

Adjusted R&D expenses were $358 million for the first quarter of 2014 compared to $330 million for the first quarter of 2013.  The increase was primarily due to an increase in clinical trial activity for pipeline assets.  On a GAAP basis, R&D expenses were $714 million for the first quarter of 2014 and $452 million for the same period in 2013.  GAAP R&D expenses increased primarily due to upfront payments for new collaborations entered into during the quarter and an increase in share-based compensation expense.

Selling, General, and Administrative (SG&A)

Adjusted SG&A expenses were $418 million for the first quarter of 2014 compared to $333 million for the first quarter of 2013.  The change was primarily due to launch activities for ABRAXANE® in pancreatic cancer, the ongoing launch of POMALYST®/IMNOVID® in the U.S. and Europe and the launch of OTEZLA® for psoriatic arthritis in the U.S.  On a GAAP basis, SG&A expenses were $494 million for the first quarter of 2014 compared to $369 million for the same period in 2013.  The increase in GAAP SG&A expenses also included an increase in share-based compensation expense and the settlement of a contingent obligation.

Cash, Cash Equivalents, and Marketable Securities

In the first quarter of 2014, Celgene purchased approximately 10.7 million of its shares at a total cost of approximately $1,661 million.  As of March 31, 2014, the Company had $407 million remaining under the stock repurchase program.  On April 17, the Celgene Board of Directors authorized the repurchase of up to an additional $4,000 million of the Company’s common stock.

Operating cash flow was $557 million in the first quarter of 2014.  Celgene ended the quarter with $5,110 million in cash, cash equivalents and marketable securities.

2014 Adjusted Diluted EPS Guidance and Net Product Sales Guidance Affirmed

•                  Total revenue expected to be approximately $7,500 million, an increase of 15 percent year-over-year

•                  Total net product sales expected to be $7,300 million to $7,400 million, an increase of 16 percent year-over-year based on the mid-point of the range

•                  REVLIMID® net sales expected to be $4,900 million to $5,000 million, an increase of 16 percent year-over-year based on the mid-point of the range

•                  ABRAXANE® net sales expected to be $850 million to $900 million, an increase of 35 percent year-over-year based on the mid-point of the range

•                  Adjusted operating margin expected to be approximately 50 percent after investments in both new and ongoing R&D efforts, including collaborations, and in certain commercial capabilities, most notably the I&I franchise; GAAP operating margins are expected to be approximately 36 percent

•                  Adjusted diluted EPS expected to be in the range of $7.00 to $7.20, an increase of approximately 19 percent year-over-year based on the mid-point of the range.  On a GAAP basis, diluted EPS is expected to be in the range of $4.94 to $5.18

Product and Pipeline Updates

Hematology

REVLIMID®: The Company submitted REVLIMID® for newly diagnosed multiple myeloma with the U.S. Food and Drug Administration (FDA) and with the European Medicines Agency (EMA).  Regulatory actions are expected in 2015.

Enrollment in the phase III REMARC trial (N=621) with REVLIMID® as maintenance in patients with diffuse large B-cell lymphoma responding to R-CHOP induction has completed.  Enrollment in the phase III RELEVANCE® trial (N=1,000) of REVLIMID® in combination with rituximab in newly diagnosed follicular lymphoma is expected to complete by year-end.

Two new trials with REVLIMID® in lymphoma have initiated.  The phase III trial AUGMENTTM (NHL-007) will compare REVLIMID® plus rituximab to rituximab in patients with relapsed and/or refractory follicular lymphoma.  In the phase IIIb MAGNIFYTM trial (NHL-008), patients with relapsed and/or refractory indolent lymphoma will receive REVLIMID® plus rituximab induction which will be followed by maintenance with either REVLIMID® monotherapy or rituximab monotherapy.

Celgene’s collaboration partner Agios Pharmaceuticals Inc. presented initial phase I data on AG-221 at the American Association for Cancer Research (AACR) Annual Meeting in April.  The data presented were in patients with advanced hematologic malignancies with an isocitrate dehydrogenase-2 (IDH2) mutation.  In the first two cohorts, six of seven evaluable patients had objective responses, including three complete remissions (CR) and two complete remissions with incomplete platelet recovery (CRp).  AG-221 also substantially lowered plasma levels of the oncometabolite 2-hydroxyglutarate (2HG) with a favorable exposure profile and good tolerability to date.

Oncology

ABRAXANE®: The phase III APACT (PANC-003) trial comparing ABRAXANE® in combination with gemcitabine versus gemcitabine alone as an adjuvant treatment in patients with surgically resected pancreatic cancer began enrollment.  Enrollment commenced in a phase III trial evaluating ABRAXANE® versus placebo as maintenance therapy after induction with ABRAXANE® plus carboplatin in patients with squamous cell non-small cell lung cancer.  The Company continues to evaluate strategies for combinations of ABRAXANE® with novel therapies including anti-PD1 and PD-L1 agents as well as with Celgene pipeline agents, across a range of tumor types.

Inflammation & Immunology (I&I)

OTEZLA®: On March 21, the U.S. FDA approved OTEZLA®, the Company’s oral, selective inhibitor of phosphodiesterase 4, for the treatment of adult patients with active psoriatic arthritis.  The FDA is reviewing OTEZLA® for the treatment of moderate-to-severe plaque psoriasis with a Prescription Drug User Fee Act (PDUFA) date of September 23, 2014.  A combined submission of OTEZLA® for the treatment of psoriatic arthritis and for psoriasis is under review with the EMA and an opinion from the European Committee for Medicinal Products for Human Use (CHMP) is expected by year-end.

Data on OTEZLA® from the ESTEEM 1 and ESTEEM 2 phase III studies were presented at the 72nd Annual Meeting of the American Academy of Dermatology in Denver, CO.  OTEZLA® demonstrated clinically meaningful and sustained improvements in skin, nail and scalp of adult moderate to severe plaque psoriasis patients with no new or unexpected adverse events identified.

Celgene, in conjunction with collaboration partner Acceleron Pharma, presented interim data from an ongoing phase IIa study of sotatercept (ACE-011) in patients with end-stage renal disease on hemodialysis at the National Kidney Foundation 2014 Spring Clinical Meeting.  Sotatercept appears to be generally well tolerated in chronic kidney disease and produces dose dependent increases in hemoglobin by a novel mechanism.

Business Update

In April, Celgene entered into a global license agreement with Nogra Pharma Limited, a private pharmaceutical company based in Dublin, Ireland, to develop and commercialize GED-0301, an oral antisense DNA oligonucleotide targeting Smad7 mRNA for the treatment of moderate-to-

severe Crohn’s disease and other indications.  A double-blind, placebo-controlled, multicenter phase II trial of three doses of GED-0301 in 166 patients with active Crohn’s disease has been completed.  The data have been submitted to a major medical journal and will be presented at an upcoming medical congress.  Based upon these results, Celgene plans to initiate a phase III registration program by year-end 2014.  Under the terms of the license agreement, Nogra Pharma Limited will receive an upfront payment of $710 million, regulatory, development and net sales milestone payments and tiered royalties.  Aggregate payments for regulatory and development milestones could potentially be $815 million for multiple indications.  Starting from global annual net sales levels of $500 million, aggregate tiered sales milestones could total a maximum of $1,050 million if annual net sales reach $4,000 million.  The license agreement will become effective upon the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

First Quarter 2014 Conference Call and Webcast Information

Celgene will host a conference call to discuss the first quarter of 2014 operating and financial performance on Thursday, April 24, 2014, at 9 a.m. ET.  The conference call will be available by webcast at www.celgene.com. An audio replay of the call will be available from noon April 24, 2014, until midnight ET May 1, 2014.  To access the replay in the U.S., dial (855) 859-2056; outside the U.S. dial (404) 537-3406.  The participant passcode is 23324156. The Company’s second quarter of 2014 financial and operational results are expected to be reported on July 24.

About REVLIMID®

In the U.S., REVLIMID® (lenalidomide) in combination with dexamethasone is indicated for the treatment of multiple myeloma (MM) patients who have received at least one prior therapy.  REVLIMID® is indicated for patients with transfusion-dependent anemia due to Low- or Intermediate-1-risk myelodysplastic syndromes (MDS) associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities.  REVLIMID® is approved in the U.S. for the treatment of patients with mantle cell lymphoma (MCL) whose disease has relapsed or progressed after two prior therapies, one of which included bortezomib.

About ABRAXANE®

In the U.S., ABRAXANE® for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) is indicated for the treatment of breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six months of adjuvant chemotherapy.  Prior therapy should have included an anthracycline unless clinically contraindicated.  ABRAXANE® is indicated for the first-line treatment of locally advanced or metastatic non-small cell lung cancer, in combination with carboplatin, in patients who are not candidates for curative surgery or radiation therapy.  ABRAXANE® is also indicated for the first-line treatment of metastatic adenocarcinoma of the pancreas in combination with gemcitabine.

About POMALYST®

In the U.S., POMALYST® (pomalidomide) is indicated for patients with multiple myeloma who have received at least two prior therapies including lenalidomide and bortezomib and have demonstrated disease progression on or within 60 days of completion of the last therapy.  Approval is based on response rate.  Clinical benefit such as improvement in survival or symptoms has not been verified.

About OTEZLA®

In the U.S., OTEZLA® (apremilast) is indicated for the treatment of adult patients with active psoriatic arthritis.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit www.celgene.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. These adjusted measures are non-GAAP and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items. Other companies may define these measures in different ways.  See the attached Reconciliations of GAAP to adjusted Net Income for explanations of the amounts excluded and included to arrive at Adjusted Net Income and Adjusted Earnings Per Share amounts for the three-month periods ended March 31, 2014 and 2013, and for the projected amounts for the year ending December 31, 2014.

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Celgene Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)

	Three-Month Periods Ended
	March 31,
	2014	2013

Net product sales	$1,707.5	$1,429.3
Other revenue	22.5	35.3
Total revenue	1,730.0	1,464.6

Cost of goods sold (excluding amortization of acquired intangible assets)	86.1	80.5
Research and development	713.7	452.4
Selling, general and administrative	494.1	369.0
Amortization of acquired intangible assets	65.7	65.7
Acquisition related charges, net	8.6	33.2
Total costs and expenses	1,368.2	1,000.8

Operating income	361.8	463.8

Other income (expense), net	(29.5)	(15.4)

Income before income taxes	332.3	448.4

Income tax provision	52.6	63.5

Net income	$279.7	$384.9

Net income per common share:
Basic	$0.69	$0.92
Diluted	$0.66	$0.89

Weighted average shares:
Basic	405.7	417.9
Diluted	422.5	432.2

	March 31,	December 31,
	2014	2013
Balance sheet items:
Cash, cash equivalents & marketable securities	$5,110.1	$5,687.0
Total assets	12,704.5	13,378.2
Short-term borrowings	869.8	544.8
Long-term debt	4,224.3	4,196.5
Total stockholders’ equity	4,484.6	5,589.9

Celgene Corporation and Subsidiaries

Reconciliation of GAAP to Adjusted Net Income

(In millions, except per share data)

		Three-Month Periods Ended
		March 31,
		2014	2013

Net income - GAAP		$279.7	$384.9

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense	(1)	6.1	2.8

Research and development:
Share-based compensation expense	(1)	47.0	27.0
Upfront collaboration expense	(2)	309.0	95.7

Selling, general and administrative:
Share-based compensation expense	(1)	51.3	35.8
Settlement of contingent obligation	(3)	25.0	—

Amortization of acquired intangible assets	(4)	65.7	65.7

Acquisition related charges, net:
Change in fair value of contingent consideration	(5)	8.6	33.2

Net income tax adjustments	(6)	(87.5)	(53.4)
Net income - Adjusted		$704.9	$591.7

Net income per common share - Adjusted
Basic		$1.74	$1.42
Diluted		$1.67	$1.37

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. These adjusted financial measures are non-GAAP and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items. Other companies may define these measures in different ways.

Explanation of adjustments:

(1)         Exclude share-based compensation expense totaling $104.4 for the three-month period ended March 31, 2014 and $65.6 for the three-month period ended March 31, 2013.

(2)         Exclude upfront payment expense for research and development collaboration arrangements.

(3)         Exclude settlement of a contingent obligation to make matching contributions to a non-profit organization.

(4)         Exclude amortization of intangible assets acquired in the acquisitions of Pharmion Corp., Gloucester Pharmaceuticals, Inc. (Gloucester), Abraxis BioScience Inc. (Abraxis) and Celgene Avilomics Research, Inc. (Avila).

(5)         Exclude changes in the fair value of contingent consideration related to the acquisitions of Gloucester, Abraxis and Avila.

(6)         Net income tax adjustments reflect the estimated tax effect of the above adjustments and the impact of certain other non-operating tax adjustments, including one-time effects of acquisition related matters, adjustments to the amount of unrecognized tax benefits, and nonrecurring items connected with the launch of new products.

Celgene Corporation and Subsidiaries

Net Product Sales

(In millions)

	Three-Month Periods Ended
	March 31,		% Change
	2014	2013	Reported	Operational(1)	Currency(2)

REVLIMID®
U.S.	$641.8	$568.3	12.9%	12.9%	0.0%
International	502.0	434.5	15.5%	15.1%	0.4%
Worldwide	1,143.8	1,002.8	14.1%	13.9%	0.2%

ABRAXANE®
U.S.	141.5	93.7	51.0%	51.0%	0.0%
International	43.3	29.0	49.3%	47.7%	1.6%
Worldwide	184.8	122.7	50.6%	50.2%	0.4%

VIDAZA®
U.S.	14.6	86.7	-83.2%	-83.2%	0.0%
International	133.8	117.4	14.0%	13.5%	0.5%
Worldwide	148.4	204.1	-27.3%	-27.6%	0.3%

POMALYST®/IMNOVID®(3)
U.S.	88.7	21.8	306.9%	306.9%	0.0%
International	46.9	6.7	600.0%	608.5%	-8.5%
Worldwide	135.6	28.5	375.8%	377.8%	-2.0%

THALOMID®
U.S.	40.0	35.4	13.0%	13.0%	0.0%
International	18.0	22.0	-18.2%	-18.0%	-0.2%
Worldwide	58.0	57.4	1.0%	1.1%	-0.1%

azacitidine for injection
U.S.	18.4	—	N/A	N/A	N/A
International	—	—	N/A	N/A	N/A
Worldwide	18.4	—	N/A	N/A	N/A

ISTODAX®
U.S.	14.9	12.1	23.1%	23.1%	0.0%
International	1.2	0.8	50.0%	47.8%	2.2%
Worldwide	16.1	12.9	24.8%	24.7%	0.1%

All Other
U.S.	1.8	—	N/A	N/A	N/A
International	0.6	0.9	N/A	N/A	N/A
Worldwide	2.4	0.9	N/A	N/A	N/A

Total Net Product Sales
U.S.	961.7	818.0	17.6%	17.6%	0.0%
International	745.8	611.3	22.0%	21.6%	0.4%
Worldwide	$1,707.5	$1,429.3	19.5%	19.3%	0.2%

(1)         - Operational includes impact from both volume and price

(2)         - Currency includes the impact from both foreign exchange rates and hedging activities

(3)         - POMALYST® was approved in the U.S. on February 8, 2013; IMNOVID® was approved in the EU on August 5, 2013

Celgene Corporation and Subsidiaries

Reconciliation of Full-Year 2014 Projected GAAP to Adjusted Net Income

(In millions, except per share data)

	Range
	Low	High

Projected net income - GAAP	$2,097.9	$2,200.7

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense	26.8	26.5

Research and Development:
Share-based compensation expense	200.7	198.7
Upfront collaboration expense	309.0	309.0

Selling, general and administrative:
Share-based compensation expense	232.9	230.6
Settlement of contingent obligation	25.0	25.0

Amortization of acquired intangible assets	258.3	258.3

Acquisition related charges, net:
Change in fair value of contingent consideration	17.0	16.6

Net income tax adjustments	(192.6)	(205.4)

Projected net income - Adjusted	$2,975.0	$3,060.0

Projected net income per diluted common share - GAAP	$4.94	$5.18

Projected net income per diluted common share - Adjusted	$7.00	$7.20

Projected weighted average diluted shares	425.0	425.0

(1)         Our projected 2014 earnings do not include the effect of any business combinations, collaboration agreements, asset acquisitions, intangible asset impairments, or changes in the fair value of our CVRs issued as part of the acquisition of Abraxis BioScience Inc. (Abraxis) that may occur after the day prior to the date of this press release.